--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under sec.240.14a-12

                               F.N.B. CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2)of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  March 25, 2002



                                  [F.N.B. LOGO]



Dear Shareholder:

It is a pleasure to invite you to attend the Annual Meeting of Shareholders of F.N.B. Corporation. The meeting will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, on Monday, May 6, 2002, at 4:00 p.m.

At the meeting, you will be asked to consider and vote upon the election of eight directors.

Your vote is important regardless of how many shares of stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each. Please sign and return each card since each represents a separate number of votes. Postage paid envelopes are provided for your convenience.

You are cordially invited to attend the Annual Meeting. Please indicate on the proxy card whether you plan to attend the Annual Meeting.

Regardless of whether you plan to attend, please date and return the enclosed proxy card(s) as soon as possible. This will not prevent you from voting at the meeting, but will assure that your vote is counted if you are unable to attend.

As always, the directors, management and staff thank you for your continued support and interest in F.N.B. Corporation.



/s/ Peter Mortensen                       /s/ Gary L. Tice
--------------------                      -------------------------
Peter Mortensen                           Gary L. Tice
Chairman                                  President and Chief Executive Officer

                                  [F.N.B. LOGO]



       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       -------------------------------------------------------------------

Notice is hereby given that the Annual Meeting of Shareholders of F.N.B. Corporation (the "Corporation") will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, on Monday, May 6, 2002, at 4:00 p.m. Eastern Daylight Time, for the following purposes:

         1.       To elect eight directors of the Corporation; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only the holders of Common Stock and Series A Preferred Stock of the Corporation of record on the books of the Corporation at the close of business on February 25, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Enclosed with this Notice are a Proxy Statement and form of proxy. All shareholders, whether or not they expect to be present at the meeting, are requested to date and sign the proxy and to return it in the enclosed self-addressed envelope. Prompt compliance with this request will be appreciated. Shareholders who attend the meeting may, if they wish, vote in person even if they have mailed their proxies.


                                              /s/ David B. Mogle

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David B. Mogle, Secretary


March 25, 2002

                                                                  March 25, 2002




                                  [F.N.B. LOGO]




                    F.N.B. CENTER O 2150 GOODLETTE ROAD NORTH
                              NAPLES, FLORIDA 34102


                                 PROXY STATEMENT
                                 ---------------

The accompanying proxy is being solicited by F.N.B. Corporation (the "Corporation") in connection with the Annual Meeting of Shareholders to be held on May 6, 2002, pursuant to the preceding Notice of Annual Meeting. The approximate date on which this proxy statement and the accompanying form of proxy are first being sent to shareholders of the Corporation is March 25, 2002. If the proxy is executed and returned, it may nevertheless be revoked by written notice to the Secretary of the Corporation at any time prior to the voting thereof by submitting a later dated proxy or by voting in person at the Annual Meeting. Unless the proxy is revoked or contains other instructions, the shares represented thereby will be voted at the meeting in favor of the election of director nominees named below.

The Board of Directors has fixed February 25, 2002, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, the Corporation had outstanding 41,671,105 shares of Common Stock, 19,174 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and 125,829 shares of Series B Cumulative Convertible Preferred Stock ( "Series B Preferred Stock"). The holders of shares entitled to cast a majority of all votes entitled to be cast, present in person or represented by proxy, constitute a quorum for the meeting. Holders of Common Stock are entitled to one vote for each share held and holders of Series A Preferred Stock are entitled to 6.5 votes for each share held. Holders of Series B Preferred Stock have no voting rights with respect to their shares of Series B Preferred Stock.

                              ELECTION OF DIRECTORS
                              ---------------------

The Bylaws of the Corporation provide that the Board of Directors shall consist of not fewer than five nor more than 25 persons, the exact number to be determined from time to time by the Board. The Board of Directors has fixed the number of directors at fifteen (15), effective as of the date of the Annual Meeting. Proxies will not be voted for a greater number of persons than the number of nominees set forth below. Directors are elected by a plurality of the votes cast at the meeting. Abstentions and shares held in "street" name that are not cast at the meeting are not counted. Neither the holders of Common Stock nor the holders of Series A Preferred Stock have cumulative voting rights in the election of directors.

The Bylaws of the Corporation also provide for classification of the directors with respect to the time for which they shall severally hold office. The Board is divided into three classes with the term of office of the directors of each class to expire at the third annual meeting after their election. At each succeeding annual meeting of shareholders, successors to the directors of the class whose term expires are elected. Each director shall hold office for the term for which he/she is elected and thereafter until his/her successor is duly elected and qualified or until his/her earlier death, retirement, resignation or removal.

In recent years, the number of the Corporation's directors has grown principally as a result of adding members from the Boards of Directors of companies which the Corporation has acquired. The Board of Directors of the Corporation presently consists of twenty-two (22) members, including three former directors of Promistar Financial Corporation ("Promistar") who were elected to the Board in January 2002 pursuant to the terms of the merger agreement between the Corporation and Promistar. The Board has determined that its present size may cause inefficiencies in its deliberations with respect to corporate business matters, and that a reduction in the size of the Board would be in the best interests of the Corporation. The reduction of the size of the Corporation's Board is designed to benefit the Corporation by streamlining the corporate governance process and ensuring that the Board's composition reflects the Corporation's geographic and business markets. To achieve such a reduction, the following directors have agreed to retire from the board, effective immediately prior to the Annual Meeting: William A. Quinn, Robert Moss, James Weller, Eric Werner, Paul Lynch, Richard Blackwood and Donna Winner. Each of these directors has expressed in writing to the Corporation's Board that his or her decision to retire or not stand for re-election is solely to facilitate a reduction in the size of the Board. In fact, those directors who have agreed to retire from the Corporation's Board and who are currently serving on the Board of Directors of a subsidiary of the Corporation will continue to do so, except Mr. Werner. Following the retirements of the directors named above, the Board of Directors will consist of fifteen (15) members, and the Board of Directors has fixed the size of the Board at fifteen (15), effective as of the Annual Meeting.

The Corporation's Bylaws provide, in accordance with Florida law, that each of the Corporation's three classes of directors "consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors." In view of the reduction in the Corporation's Board size and in order to assure proper apportionment of the Corporation's directors among the three classes in accordance with the Bylaws, the Board has determined to move Director Bomstein from Class I (the term of which expires at the Annual Meeting) to Class II (with a term expiring at the 2003 Annual Meeting). Pursuant to Florida law, Mr. Bomstein has been nominated by the Board of Directors for election at the Annual Meeting as a Class II director.

The following Class I directors, whose terms expire at the Annual Meeting, have been nominated by the Board of Directors for re-election at the Annual Meeting, to continue to serve as Class I directors until the 2005 Annual Meeting and until their successors are elected and qualified: James S. Lindsay, Edward J. Mace, Peter Mortensen and Gary L. Tice.

In addition, in accordance with the requirements of Florida law, each of the following former directors of Promistar who were elected to the Corporation's Board of Directors in January 2002 will stand for re-election at the Annual
Meeting: G. Scott Baton, Harry F. Radcliffe and Earl K. Wahl, Jr. If re-elected, Mr. Baton will serve as a Class II director until the terms of the Class II directors expire at the 2003 Annual Meeting, Mr. Radcliffe will serve as a Class III director until the terms of the Class III directors expire at the 2004 Annual Meeting, and Mr. Wahl will serve as a Class I director until the terms of the Class I directors expire at the 2005 Annual Meeting

All of the nominees have expressed their willingness to serve if elected. In the event one or more of the director nominees is unable or unwilling to serve as a director for any reason (the Corporation knows of no such reason), the persons named in the enclosed proxy will vote for the other nominees named and such substituted nominees as may be nominated by the Board of Directors.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
            -------------------------------------------------------

Information concerning the stock ownership of the directors and five most highly compensated executive officers of the Corporation is set forth below. The principal occupation of each director as of the date hereof and for the past five years is included in the table. The information concerning beneficial ownership of Common Stock and Series B Preferred Stock is based upon information received as of February 25, 2002. No director or executive officer of the Corporation is the beneficial owner of any shares of Series A Preferred Stock.

                                                                                                         Amount and
                                                                              Amount and                  Nature of
                                                                               Nature of                 Beneficial
                                                             Expiration       Beneficial                 Ownership
                                                             of Term of      Ownership of    Percent     of Series B      Percent
                Name and                         Director     Office as      Common Stock       of        Preferred         of
          Principal Occupation             Age     Since     Director (a)       (b)(c)       Class (d)    Stock (e)      Class (d)
----------------------------------------------------------------------------------------------------------------------------------

GARY L. TICE*                              54      1997         2002         193,884(f)(g)                      0
President and Chief Executive
Officer and of the Corporation since
2001; President and Chief Operating
Officer of the Corporation from
1998-2001; Executive Vice President
and Chief Operating Officer of the
Corporation 1997-1998; and
Chairman of First National Bank of
Florida ("FNBFL")

PETER MORTENSEN*                           66      1974         2002         645,609(f)        1.5              0
Chairman of the Corporation since
1988; Chief Executive Officer of the
Corporation 1988-2000; and
Chairman of the Corporation's
subsidiary, First National Bank of
Pennsylvania ("FNBPA")

STEPHEN J. GURGOVITS*                      58      1981         2004         155,037(f)(h)                      0
Vice Chairman of the Corporation
since 1998; Executive Vice President
of the Corporation 1995-1998; and
President and Chief Executive Officer
of FNBPA since 1988

G. SCOTT BATON, II                         66      2002         2002           6,713                            0
Chairman and Chief Executive
Officer, Chestnut Ridge Foam, Inc.
(flame resistant foam cushioning)

W. RICHARD BLACKWOOD                       60      1985         2004         143,591                        8,100           6.4
President, Harry Blackwood Inc.
(insurance and real estate)

ALAN C. BOMSTEIN                           56      1999         2002          40,985                            0
President and Chief Executive
Officer, Creative Contractors, Inc.

WILLIAM B. CAMPBELL                        63      1975         2004          68,333(i)(j)                      0
Retired Former Business Executive


CHARLES T. CRICKS                          52      1994         2004          60,884(k)                         0
Principal, Starboard Ventures;
Executive Vice President and Chief
Operating Officer, Health Care
Solutions, Inc. 1996-1998

HENRY M. EKKER, ESQ                        63      1994         2004          24,087                            0
Attorney at Law, Partner of Ekker,
Kuster, McConnell & Epstein, LLP

JAMES S. LINDSAY                           53      1997         2002         135,507(l)                         0
Managing Partner, Dor-J's
Partnership; Licensed Real Estate
Broker, The Lindsay Company

PAUL P. LYNCH                              50      1991         2003         126,388(m)                       200
Attorney at Law, Partner of Lynch &
Gallitto; President, Paul Lynch
Investments, Inc.

EDWARD J. MACE                             45      1997         2002         122,761(n)                         0
Edward J. Mace, Certified Public
Accountant; Chief Operating Officer,
Ribek Corporation

ROBERT S. MOSS                             64      1994         2002          26,052(o)                         0
Chairman, Associated Contractors
of Conneaut Lake, Inc.

WILLIAM A. QUINN                           73      1974         2002           9,141                            0
Retired Vice President of the
Corporation; and Retired Executive
Vice President & Cashier of FNBPA

HARRY F. RADCLIFFE                         52      2002         2002          98,568(p)                         0
President and Chief Executive
Officer, Fort Pitt Capital
Management Corporation

WILLIAM J. STRIMBU                         41      1995         2003          53,866                            0
President, Nick Strimbu, Inc.
(common carrier)

EARL K. WAHL, JR                           62      2002         2002          32,632                            0
Owner, J.E.D. Corporation
(environmental consulting)

ARCHIE O. WALLACE, ESQ                     67      1992         2003          36,626                            0
Attorney at Law, Partner of Rowley,
Wallace, Keck, Karson & St. John

JAMES T. WELLER                            71      1975         2003          52,600(q)                         0
Chairman, Liberty Steel Products,
Inc. (steel processor)

ERIC J. WERNER, ESQ                        39      1995         2003          19,064(r)                         0
Vice President, Secretary & General
Counsel, Werner Co. (manufacturer
of custom aluminum extrusions and
climbing products)

R. BENJAMIN WILEY                          57      1997         2003          11,595                            0
Chief Executive Officer, Greater Erie
Community Action Committee


DONNA C. WINNER                            55      1994         2004         288,517                           0
Co-Owner, The Radisson;
Tara - A Country Inn;
The Winner (clothing store); and
Tiffany's (banquet center)

KEVIN C. HALE*                             48       N/A          N/A          11,573(f)                         0
Executive Vice President &
Chief Operating Officer of the
Corporation since 2002; President &
Chief Executive Officer of First
National Bank of Florida 2000-2001;
Executive Vice President  of the
Corporation since 2000;
Chief Operating Officer-Florida
Division 2000-2002

WILLIAM J. RUNDORFF*                       53       N/A          N/A          65,181(f)                         0
Chief Legal Officer of the
Corporation since 2001; Executive
Vice President of the Corporation
since 1995

JOHN D. WATERS*                            55       N/A          N/A          52,854(f)                         0
Vice President and Chief Financial
Officer of the Corporation since 1994

Directors and Executive Officers as a group (30 persons), as the beneficial owners of 1,515,847 shares of the outstanding Common Stock, owned 3.6% of the Common Stock of the Corporation as of February 25, 2002, and controlled 3.6% of the outstanding voting power of the Corporation's issued and outstanding stock
(s).

*Denotes person who served as senior or executive officer with Corporation during 2001.

(a) The term of office for directors expires at the annual meeting to be held during the year shown.

(b) Includes (1) the following shares which the director or officer has the right to acquire within sixty days upon exercise of stock options: Mr. Mortensen, 536,375 shares; Mr. Tice, 129,708 shares; Mr. Gurgovits, 121,799 shares; Mr. Hale, 11,573 shares; Mr. Rundorff, 60,340 shares; Mr. Waters, 44,505 shares; Mr. Baton, 6,713; Mr. Blackwood, 4,191 shares; Mr. Bomstein, 10,355 shares; Mr. Campbell, 5,392 shares; Mr. Cricks, 5,686 shares; Mr. Ekker, 5,031 shares; Mr. Lindsay, 5,385 shares; Mr. Lynch, 4,187 shares; Mr. Mace, 4,488 shares; Mr. Moss, 4,187 shares; Mr. Quinn, 4,412 shares; Mr. Radcliffe, 926; Mr. Strimbu, 4,611 shares; Mr. Wahl, 1,852; Mr. Wallace, 5,050 shares; Mr. Weller, 4,983 shares; Mr. Werner, 3,971 shares; Mr. Wiley, 3,832 shares; Mrs. Winner, 3,933 shares; and (2) shares which the director has the right to acquire by conversion of shares of Series B Preferred Stock. Shares of Series B Preferred Stock are convertible into shares of Common Stock at the ratio of 2.6104 shares of Common Stock per share of Series B Preferred Stock.

(c) Except as otherwise indicated, each director possesses sole voting power and sole investment power as to all shares listed opposite his or her name or shares these powers with his or her spouse or a wholly owned company. This does not include the following shares held of record by the director's spouse or children, or held in trust, and as to which each director disclaims beneficial ownership: Mr. Mortensen, 364 shares; Mr. Lindsay, 9,443 shares; Mr. Tice, 620 shares; and Mr. Weller, 40,990 shares.

(d)      Unless otherwise indicated, represents less than 1% of the class.

(e) Except as otherwise indicated, each director possesses sole investment power as to all shares listed opposite his or her name or shares these powers with his or her spouse or a wholly owned company.

(f) Does not include shares awarded as an employer matching contribution as a part of the Corporation's 401(k) Plan.

(g) Includes 4,654 shares jointly owned by Mr. Tice and his mother; and 7,804 shares held by the F.N.B. Corporation Salary Savings Plan for Mr. Tice who has voting power over these shares.

(h) Includes 267 shares owned by Mr. Gurgovits' wife; 6,920 shares owned by Mr. Gurgovits' wife as a participant in her employer's profit sharing program and 64 shares held by Mr. Gurgovits as trustee for his daughter.

(i) Includes 1,901 shares held in an irrevocable trust by the First National Trust Company. A committee which includes Mr. Campbell holds sole voting power over the shares, while the First National Trust Company possesses sole investment power over such shares.

(j)      Includes 1,880 shares owned by Mr. Campbell's wife.

(k) Includes 2,327 shares owned by Mr. Cricks' wife and 8,915 shares held by Mr. Cricks as co-trustee for his mother.

(l) Includes 8,787 shares held by Mr. Lindsay as custodian for two of his children; 85,530 shares owned by Dor'J's Partnership, of which Mr. Lindsay is the managing partner; and 1,337 shares held by Mr. Lindsay as trustee for his mother.

(m) Includes 29,052 shares owned by Mr. Lynch's wife and 38,652 shares held by the Paul and Marcia Lynch Family Trust.

(n) Includes 466 shares held by Mr. Mace as custodian for three of his children; 273 shares jointly owned by Mr. Mace and his mother; 6,181 shares held by Mr. Mace as trustee for certain unrelated beneficiaries; 24,465 shares held by the Ribek Corporation Defined Contribution Pension Trust of which Mr. Mace is a Trustee; and 68,809 shares owned by Ribek Corporation of which Mr. Mace is Chief Operating Officer.

(o) Includes 168 shares owned by Mr. Moss's wife; 288 shares held by Mr. Moss as custodian for his two grandchildren.

(p) Includes 2,700 shares owned by Mr. Radcliffe's wife; 1,642 shares held by each of Mr. Radcliffe's three children.

(q)      Includes 655 shares owned by Mr. Weller's wife.

(r) Includes 1,842 shares owned by Mr. Werner's wife; 3,961 shares held by Mr. Werner's wife as custodian for their two children.

(s)      Includes 78,527 shares subject to options exercisable within 60 days.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------
Section 16(a) of the Securities Exchange Act requires the Corporation's directors, its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such ten percent shareholders) to file with the Corporation and the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 2001, to the best of the Corporation's knowledge, all required report forms were filed on a timely basis. In making this statement, the Corporation has relied in part on written representations of its directors and certain of its current and former executive officers, and the copies of reports provided to the Corporation.

DIRECTORS' FEES
---------------
During 2001, each non-employee director was paid an annual retainer of $14,000 and $2,500 for each quarterly Board meeting attended. Each director was issued stock options during 2001 under the Corporation's 1998 Directors' Stock Option Plan, which were based on the Board fees earned during the year. Individual grants to directors ranged from 991 to 1,783 stock options with exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. Non-employee directors who serve on committees were compensated for their attendance at various committee meetings of the Corporation and its subsidiaries at rates ranging from $100 to $900 per meeting attended. In addition, Mr. Mortensen and Mr. Tice are compensated for attendance at certain board and committee meetings of the Corporation's Florida affiliates.

Each director of the Corporation may elect to receive shares of Common Stock in lieu of cash as their compensation for attendance at regular and committee meetings of the Board of Directors of the Corporation pursuant to the F.N.B. Corporation Directors' Compensation Plan (the "Plan"). The number of shares of Common Stock to be issued shall equal the number of shares of Common Stock that may be purchased with (or having a market value equal to) the amount of cash otherwise payable to such Director by the Corporation for attendance at such meetings.

A director may elect to defer receipt of all of his annual fees payable under the Plan in cash for the period beginning on January 1st of the following year and continuing until the Corporation receives written notice from the Director terminating such deferral.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------
Certain directors and executive officers of the Corporation and its subsidiaries and their associates were customers of, and had transactions with one or more of the Corporation's subsidiaries in the ordinary course of business during 2001. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability, nor did they present other unfavorable features. In addition, the Corporation's subsidiary, First National Trust Company, acts as fiduciary under various employee benefit plans of and as investment manager to certain customers, whose officers and directors are also directors of the Corporation and of its bank subsidiaries.

During 2001, the purchase of goods and services, or the lease of property, by the Corporation or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these non-credit transactions were not material to the business of the Corporation or to the business of any such director-related company. No director had a material interest in any such transaction.

Director Moss' company, Associated Contractors of Conneaut Lake, Inc., performed certain construction management services for the Corporation's subsidiary banks. The total payments made to Associated Contractors of Conneaut Lake, Inc. in connection with these services were approximately $740,918, of which amount, Mr. Moss' firm remitted approximately $609,741 to various subcontractor firms. Accordingly, Associated Contractors of Conneaut Lake, Inc. retained approximately $131,127 of these payments for the services provided to the Corporation's subsidiary banks. The amounts paid by the Corporation's subsidiary banks to Associated Contractors of Conneaut Lake, Inc., were not material to the Corporation or to Associated Contractors of Conneaut Lake, Inc.

First National Bank of Pennsylvania, a wholly owned banking subsidiary of the Corporation, leases from director Donna Winner and her husband approximately 6,000 square feet of office space in Sharon, Pennsylvania for use as a branch office facility. The lease agreement provides for a term of twenty years, which commenced June 1, 2000, and for lease payments at an annual rate of $54,000, subject to adjustment every five years based on the change in the consumer price index. First National Bank of Pennsylvania is also required to pay one-half of real estate taxes, insurance and certain maintenance expenses with respect to the leased property. The Corporation believes, based upon independent market research, that the lease rate and terms are comparable to those prevailing in the Sharon market at the time the lease was entered into.

In February 2001, First National Bank of Pennsylvania completed the sale of two parcels of real estate located in Sharon, Pennsylvania, to director Donna Winner and her husband for an aggregate cash purchase price of $216,000. The purchase price was negotiated on behalf of the Corporation by Stephen J. Gurgovits, Vice Chairman of the Corporation, and was determined based on independent appraisals of the two properties, taking into account market conditions, practical limitations on the future use of the premises, and a restrictive covenant preventing future use of the premises by competitor banks. The transaction was approved by a majority of the Corporation's board of directors, with director Winner abstaining.

The Corporation and Peter Mortensen, the present Chairman of the Board and former Chief Executive Officer of the Corporation, agreed, effective January 24, 2002, to the buy-out and cancellation of an agreement pursuant to which Mr. Mortensen had agreed to serve as an advisor to the Corporation during a period beginning on January 1, 2001, and ending not later than December 31, 2007. The terms of the buy-out and cancellation agreement are described on Page 18 under the caption "Termination of Employment Continuation Agreement with Mr. Mortensen".

BOARD AND COMMITTEE MEETINGS
----------------------------
During 2001, the Board of Directors of the Corporation held four meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which they serve.

The Board of Directors has appointed an Audit Committee ("Committee") consisting of Messrs. Lynch, Mace, Moss, Quinn and Werner. Committee members satisfy the independence requirements of Nasdaq and the Corporation's Audit Committee Charter, which has been approved by the Board of Directors. Additional information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year is set forth in the "Report of Audit Committee," included in this annual proxy statement.

The Compensation Committee of the Board of Directors consists of Messrs. Blackwood, Cricks, Lindsay and Weller. During 2001, Mr. Mortensen, as Chairman, and Mr. Tice as Chief Executive Officer of the Corporation, attended meetings of the Corporation's Compensation Committee, but did not vote on any matters and did not participate in any deliberations regarding their own compensation. During 2001, the Compensation Committee met six times. Duties of the Compensation Committee include reviewing the performance of and establishing compensation for the officers of F.N.B. Corporation and affiliate chief executive officers; reviewing and approving the compensation of affiliate senior officers as proposed by affiliate boards of directors; and reviewing compensation and benefit matters that have corporate-wide significance. The

Compensation Committee also administers the various Stock Option Plans, the Restricted Stock and Incentive Bonus Plan and the Directors' Compensation Plan and awards made under these Plans.

The Nominating Committee of the Board of Directors consists of Messrs. Campbell, Quinn, Strimbu and Wallace. During 2001, the Nominating Committee met two times. The Nominating Committee is responsible for selecting and recommending to the Board of Directors nominees for election as director. The Nominating Committee will consider nominees recommended by shareholders of the Corporation. Such recommendations must be made in writing, include a statement of the nominee's qualifications, and be addressed to the Nominating Committee at the address of the Corporation. Shareholders may also nominate persons for election as directors in accordance with the procedures set forth in the Corporation's Bylaws. Written notification of such nomination, containing the required information, must be mailed or delivered to the Secretary of the Corporation not less than 14 days prior to the Annual Meeting.

                            REPORT OF AUDIT COMMITTEE
                            -------------------------
To Our Shareholders:

The Audit Committee ("Committee") oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young LLP, its independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has discussed with Ernst & Young LLP their independence from management and the Corporation including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Fees for the last annual audit were $246,830 and all other fees were $546,230, including audit related services of $495,450 and non-audit services of $50,780. Audit related services include fees for merger and acquisition activity, employee benefit plan audits, consents, and accounting consultations. Non-audit services consisted principally of various tax related services and advice. The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

The Committee discussed with the Corporation's internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee met six times during 2001.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                               Respectfully submitted,

                                               Edward J. Mace, Chairman
                                               Paul P. Lynch
                                               Robert S. Moss
                                               William A. Quinn
                                               Eric J. Werner

              EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS
              ----------------------------------------------------

                        REPORT OF COMPENSATION COMMITTEE
                        --------------------------------

To Our Shareholders:

The following is the Report of the Compensation Committee to Shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 2001. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933, and shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Exchange Act of 1934 or the Securities Act of 1933.

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE
--------------------------------------------------------------
The Compensation Committee ("Committee") meets periodically during the course of the year and establishes compensation programs for executive officers and senior managers of the Corporation and its affiliates that are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Corporation's short- and long-term profitability, growth and return to shareholders on their investment. The Committee conducts regular comprehensive reviews of the Corporation's executive compensation program and establishes the annual compensation of the Corporation's executive officers. The Committee also takes action, or recommends that the Board take action, regarding the adoption, amendment or administration of executive compensation, incentive and benefit plans. The Committee is comprised entirely of directors who are not officers of the Corporation or its affiliates.

COMPENSATION PHILOSOPHY AND OBJECTIVES
--------------------------------------
The central objective of the compensation philosophy of the Corporation is to provide fair and reasonable compensation to all employees, including its executive officers and senior managers. The Committee maintains that the compensation of the Corporation's executive officers and senior managers should be determined by a performance-based framework that enhances shareholder value through the integration of the overall financial condition and results of the operation of Corporation with individual contribution and business unit performance. Within this philosophy, the Committee's specific objectives are to:
(i) provide annual compensation that takes into account the Corporation's performance relative to its financial goals and objectives and the performance of functions and business units under the executive's and senior manager's management and performance against assigned individual goals; (ii) align the financial interests of the executive officers with those of shareholders by providing significant equity-based long-term incentives; and (iii) offer a total compensation program for executive officers based on the level of responsibility of the executive's position and necessary skills and experience relative to other senior management positions and comparative compensation of similarly positioned executives and senior managers of peer group financial institutions.

A critical aspect of the committee's compensation philosophy is that some portion of the executive officer's and senior manager's total compensation be "at risk." The "at risk" portion is a function of the executive officer's and senior manager's performance against Corporation, business unit and individual goals and objectives.

The following two components of executive officer and senior manager compensation are "at risk": (i) an annual cash bonus based on short-term performance; and (ii) stock options as an award for long-term performance. The total cash compensation opportunities for executive officers and senior managers is targeted at the median of industry practices among the Corporation's peer group. In addition, the Corporation's incentive cash and bonus award program is specifically designed to offer an opportunity for stronger rewards when the Corporation's performance exceeds its financial goals and objectives.

COMPENSATION COMPONENTS AND PROCESS
-----------------------------------
The major components of the Corporation's executive officer and senior manager compensation are: (i) base salary, (ii) annual incentive awards and (iii) long-term incentive awards (typically in the form of stock options or restricted stock).

The process utilized by the Committee in determining executive officer and senior manager compensation levels for all of these components is based upon the Committee's subjective judgment and takes into account objective qualitative and quantitative factors. However, the Committee emphasizes that in determining executive officer compensation levels, particular attention is placed on tying a significant portion of executive compensation to the success of the executive officer and senior manager and the Corporation in meeting predetermined financial and other performance goals.

In making compensation decisions, the Committee relies upon the work performed by its independent compensation consultant and the Corporation's internal support staff. The independent compensation consultant reviewed market data to determine relevant compensation practices of the Corporation's peer group. The Corporation's peer group developed by the independent compensation consultant consisted of national and regional financial institutions and bank holding companies that are determined to be indicative of the Corporation's financial service competitors in terms of size and mix of business. The Committee determined that the Corporation's peer group identified by the independent consultant is reasonable to measure the Corporation's compensation practices given the Corporation's continued and expected growth. The peer information provides guidance to the Committee, but the Committee does not target total compensation or any component thereof to any particular point within, or outside, the range of the peer group results.

In general, the Committee continues to adjust the mix of base salary, annual incentive awards and long-term incentives. In making such determinations, the Committee considers various factors and criteria including: (i) relevant industry compensation practices; (ii) the complexity and level of responsibility attendant to the executive position and job function; (iii) the importance of the executive's position to the Corporation compared to other executive positions; and (iv) the competitiveness of the executive's total compensation. Specifically, the Committee's focus is to emphasize the amount of executive compensation that is at risk. Executive officers received annual cash incentive awards under the Corporation's Executive Incentive Compensation Plan.

LONG-TERM INCENTIVE AWARDS
--------------------------
The stock-based awards (stock option awards and restricted stock grants) are generally granted to executive officers and senior managers on an annual basis. It has been the practice of the Committee to grant stock options and restricted stock to executive officers and senior management. The stock option awards cannot be issued with an exercise price below the market price of the Corporation's Common Stock at the time of the award and the exercise price cannot be changed after the award is issued, except to accommodate any dividends, stock splits or conversions which would affect all shareholders.

The Committee has historically granted stock options as a means of providing long-term incentives to employees. All stock options granted by the Corporation under its 2001 Incentive Plan "vest" incrementally over a five-year period based on the optionee's continued employment by the Corporation or one of its principal subsidiaries. The Committee therefore based its 2001 decisions with regard to the stock options granted to its executive officers primarily upon the total number of options available for grant, the officer's position and a multiple of the officer's base salary.

The Committee granted restricted stock in 2001 to certain non-executive officers and other employees under the Corporation's 2001 Incentive Plan. There were no restricted stock grants awarded to the Corporation's Executive Officers during 2001. The restricted stock grants are to reward individuals who made a particularly important contribution to the Corporation in 2001. These grants are also a key component of the Committee's long-term incentive compensation policy because restricted stock granted under this plan only "vests" incrementally over a five-year period based on the recipient's continued employment by the Corporation or one of its principal subsidiaries.

CHIEF EXECUTIVE OFFICER COMPENSATION
------------------------------------
When deciding the compensation to be paid to the Corporation's Chief Executive Officer, the Committee acts privately, without the Chief Executive Officer or other officers present. As appropriate, the Committee will confer with its independent compensation consultant to determine whether the Corporation's Executive Compensation Program is consistent with marketplace practices linking pay to performance. In general, the Committee considers the Corporation's overall financial performance and measures such financial performance as compared to its peer group's financial performance and compensation data when making decisions regarding the Chief Executive Officer's compensation. In evaluating the compensation of Mr. Gary Tice for services rendered in 2001 as Chief Executive Officer of the Corporation, the Committee examined both quantitative and qualitative factors. The Committee also considers the Chief Executive Officer's leadership, decision-making skills, experience, knowledge, communication with the Board and strategic recommendations, as well as the Corporation's positioning for future performance. The Committee does not place more relative weight on one of these factors, but the Corporation's financial performance is generally given the most weight.

The Committee's significant decisions regarding the Chief Executive Officer's compensation are reported to and discussed with and ratified by the full Board. These discussions are held privately, without the Chief Executive Officer or any of the Corporation's other officer's present.

In deciding upon Mr. Tice's compensation, as described in the "Summary Compensation Table" contained on Page 14 of this proxy statement, the Committee considered the following significant quantitative accomplishments, in addition to the Corporation's attainment of financial performance goals for 2001.

- Core operating earnings were $51.8 million, a 18% increase compared with core operating earnings in 2000. Core operating earnings per diluted share were $1.95, representing an increase of 16% from the prior year. Core cash earnings were $2.00 per diluted share, up 17% compared with core cash earnings per diluted share in 2000.

- The return on average assets and return on average equity, based on core operating earnings, for 2001 was 1.3% and 14.7%, respectively, which represented improvements from 1.1% and 13.7%, respectively, from 2000.

- Net interest income during 2001 on a tax-equivalent basis was $173.1 million, which represents a 6% increase from 2000. The net interest margin for the year ended December 31, 2001 was 4.69%, up from 4.58% in 2000. Non-interest income increased 31% to $82.8 million in 2001, compared to $63.4 million in 2000. Non-interest income comprised 33% of net revenues in 2001 compared to 28% in 2000. Following its acquisition of Promistar Financial Corporation and Central Bank Shares, Inc. in January 2002, the Corporation had approximately $6.7 billion in assets and now ranks among the nation's sixty-three largest bank holding companies.

- The Corporation continued to maintain its superior asset quality in 2001, as evidenced by the Corporation's non-performing assets as a percentage of total assets at a mere 0.54%.

In addition to the above quantitative considerations, the Committee reviewed the following noteworthy accomplishments of the Corporation in 2001 that are qualitative in nature. Mr. Tice was instrumental in the development and implementation of the Corporation's charter consolidation plan in 2001 as part of an effort to improve long-term shareholder value by promoting operational efficiencies and cost reductions. Under this program, the Corporation's banking affiliates in Florida and Pennsylvania were combined under a single operating charter in each state, thereby reducing the number of bank charters subject to regulatory supervision from 7 to 2. The Corporation's charter consolidation initiative resulted in significant cost reductions and enhanced efficiencies by the elimination of certain operational redundancies and duplicative administrative and regulatory obligations.

The Corporation has embarked upon the implementation of a new state of the art core data processing system for the Corporation's banking and financial subsidiaries and anticipates that implementation of this new core system will promote significantly improved customer service, technological efficiencies, streamlined operations and meaningful cost savings in the future for the Corporation.

Under Mr. Tice's stewardship the Corporation has continued to exploit the substantial revenue opportunities presented by its wealth management, trust, insurance agency and investment businesses, which increasingly make up a substantial portion to the Corporation's overall earnings. Moreover, Mr. Tice has positioned the Corporation to take advantage of the significant revenue opportunities presented by the integration of the cross-marketing and cross-sales opportunities between these businesses and the Corporation's banking subsidiaries.

After considering all of the above-described quantitative and qualitative factors carefully, the Committee authorized the payment to Mr. Tice of the compensation described in the Summary Compensation Table contained on Page 14 of this proxy statement. The Committee's decisions relating to Mr. Tice's compensation were ratified by the Board. Also, consistent with the principles and procedures outlined in this Report, the Committee approved the compensation of the Corporation's other executive officers for 2001 and said decisions were likewise ratified by the Board.

TAX POLICY
----------
Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the Summary Compensation Table contained on Page 14 of this proxy statement, provided that they are serving in that capacity as of the last day of the Corporation's fiscal year.

One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to performance-based compensation paid pursuant to shareholder-approved plans. Awards made under the 2001 Incentive Plan can be made eligible for the performance-based exception and therefore eligible as a federal income tax deduction for the Corporation.

Although the Committee keeps in mind the desirability of controlling the Corporation's non-deductible compensation expense, the Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of the Corporation's executive compensation program. Therefore, the Committee may from time to time, decide to make grants and awards which may not be deductible for federal income tax purposes due to the provisions of
Section 162(m).

CONCLUSION
----------
Based upon its review of the Corporation's executive compensation program, the Committee believes that the program's basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

                                              Respectfully submitted,

                                              Charles T. Cricks, Chairman
                                              James T. Weller
                                              W. Richard Blackwood
                                              James S. Lindsay

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------
During 2001, Mr. Mortensen, as Chairman, and Mr. Tice, as Chief Executive Officer of the Corporation, attended meetings of the Corporation's Compensation Committee, but did not vote on any matter or participate in any deliberations regarding their own compensation.

Mr. Mortensen serves on the board of directors of Liberty Steel Products, Inc., a closely held corporation which is wholly owned by Mr. Weller and his family. Mr. Weller, a member of the Corporation's Compensation Committee, is Chairman of Liberty Steel Products, Inc.

EXECUTIVE REMUNERATION
----------------------
The following table sets forth information regarding remuneration paid by the Corporation and its subsidiaries for the years shown to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation (the "Named Executive Officers").

===================================================================================================================================
                                             SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Long Term Compensation
                                Annual Compensation                         ------------------------------------
                                                                                     Awards             Payouts
----------------------------------------------------------------------------------------------------------------
                                                                 Other      Restricted   Securities      LTIP        All Other
     Name and                                                    Annual        Stock     Underlying     Payouts     Compensation
     Principal             Year     Salary       Bonus(1)   Compensation(2)   Award(3)     Options        ($)            ($)
     Position                         ($)          ($)            ($)          ($)           (#)
-----------------------------------------------------------------------------------------------------------------------------------
Gary L. Tice               2001     460,000      325,000                       None        75,607         None       146,352(4,5)
President and Chief        2000     362,000      180,000                       None        43,897         None       150,105
Executive Officer          1999     340,000      223,000                       None        40,402         None       163,855

Stephen J. Gurgovits       2001     355,008      176,000                       None        42,307         None        43,467(4,5)
Vice Chairman              2000     338,000      121,903                       None        41,072         None        28,823
                           1999     315,000      236,000                       None        37,572         None        15,851

Kevin C. Hale(6)           2001     263,000      196,000                       None        30,305         None        20,822(4,5)
Executive V.P. and         2000     205,492       50,000                       None        27,562         None         2,406
Chief Operating Officer

William J. Rundorff        2001     238,008       95,000                       None        21,938         None        21,296(4,5)
Executive V.P. and         2000     227,000       82,581                       None        21,383         None        16,870
Chief Legal Officer        1999     214,992      126,000                       None        19,473         None        11,338

John D. Waters             2001     227,004       90,000                       None        20,925         None        17,681(4,5)
Executive V.P. and         2000     216,500      106,000                       None        20,394         None        15,757
Chief Financial Officer    1999     190,008       81,000                       None        18,566         None        13,387
===================================================================================================================================

(1) Amount earned by the officer as a cash incentive bonus under the Corporation's Incentive Cash and Bonus Award Program.

(2) The aggregate amount of payments made to each officer for perquisites or other personal benefits did not exceed 10% of salary and bonus in 2001.

(3) Aggregate restricted stock holdings in terms of number of shares and dollar value as of December 31, 2001 for each named executive officer were as follows: Mr. Tice: 3,003, $79,248; Mr. Gurgovits: 1,574, $41,541;
    Mr. Hale: 0, $0; Mr. Rundorff: 994, $26,230 and Mr. Waters 124, $3,259.

(4) Includes the following amounts paid or accrued by the Corporation for 2001 under the following programs to Messrs. Tice, Gurgovits, Hale, Rundorff and Waters, respectively: 401(k) Plan (employer matching contributions), $15,300, $5,100, $15,300, $5,100 and $5,100; Basic Retirement Plan (employer matching contributions relating to 401(k) Plan), $25,905, $31,124, $5,522, $13,122 and $8,240; Supplemental Disability, $8,969, $5,102, $0, $0 and $0.

(5) Includes the following amounts which represent the present value of imputed interest on the Corporation's portion of split dollar life insurance premiums paid during 2001: Mr. Tice, $96,175; Mr. Gurgovits, $2,141;
    Mr. Hale, $0; Mr. Rundorff, $3,074 and Mr. Waters $4,340. These premiums will be returned to the Corporation upon the earlier of either the death of the covered employee or termination of the policy.

(6) Mr. Hale joined the Corporation in March 2000.

DEFERRED COMPENSATION
---------------------
In addition to the Basic Retirement Plan (more fully described below), the Board of Directors of the Corporation and FNBPA has established a Deferred Compensation Plan (the "Compensation Plan") for Mr. Gurgovits and other officers which commenced January 1, 1986. The Compensation Plan provides for payments of annual benefits of $25,000 for Mr. Gurgovits for a period of ten years commencing upon the occurrence of: (a) retirement from the Corporation or FNBPA;
(b) complete and total disability; or (c) the death of the participant in the event such death occurs prior to retirement. The entire $25,000 will be paid pursuant to Deferred Compensation Agreements.

STOCK OPTIONS
-------------
The following tables show certain information relating to stock options granted during the last fiscal year and aggregated stock options for the named executive officers and all unexercised options held by such officers as of December 31, 2001.

===================================================================================================================================
                                                     OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Potential Realizable Value of
                                                                                                    Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                                Individual Grants(1)                                                 for Option Term(4)
-----------------------------------------------------------------------------------------------------------------------------------
                         Securities          % of Total           Exercise
                         Underlying        Options Granted         or Base
                      Options Granted      to Employees in          Price        Expiration
Name                         (#)              Fiscal Year           ($/Sh)          Date              5%($)         10%($)
-----------------------------------------------------------------------------------------------------------------------------------
Mr. Tice                  74,205(2)              13.6               21.70          01/22/11        1,012,669      2,566,317
                           1,402(3)               5.3               21.70          01/22/11           19,133         48,487
Mr. Gurgovits             40,905(2)               7.5               21.70          01/22/11          558,227      1,414,665
                           1,402(3)               5.3               21.70          01/22/11           19,133         48,487
Mr. Hale                  30,305(2)               5.5               21.70          01/22/11          413,570      1,048,073
Mr. Rundorff              21,938(2)               4.0               21.70          01/22/11          299,386        758,707
Mr. Waters                20,925(2)               3.8               21.70          01/22/11          285,562        726,674
===================================================================================================================================

(1) Adjusted for a 5% stock dividend declared on April 23, 2001.

(2) Options were granted on January 22, 2001 and are 20% vested on each of the first through fifth anniversaries of the grant date.

(3) Options were granted on January 22, 2001 and are immediately 100% vested.

(4) In order for the gains to be realized over the ten-year term of the option, the stock price at expiration date January 22, 2011 would be $35.35 and $56.28, reflecting increases in the overall market price of each share of Common Stock of the Corporation by approximately 63% and 159%, respectively.

===================================================================================================================================
                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                AND FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Number of Securities Underlying       Value of Unexercised
                                                                         Unexercised                In-The-Money Options at
                                                                     Options at 12/31/01                  12/31/01($)(1)
                                                Value          --------------------------------------------------------------------
                         Shares Acquired      Realized
        Name              on Exercise            ($)            Exercisable    Unexercisable      Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Mr. Tice                       4,543            89,020            89,037           153,866         1,154,874        748,834
Mr. Gurgovits                  8,138           160,757            90,494           105,823           838,199        484,470
Mr. Hale                         0                0                5,512            52,355            28,444        255,906
Mr. Rundorff                   4,881            96,663            60,340            56,649           597,243        254,977
Mr. Waters                       0                 0              44,505            55,155           318,994        252,076
===================================================================================================================================

(1) Represents the difference between the aggregate market value a December 31, 2001, of the shares subject to the options and the aggregate option price of those shares.

RETIREMENT BENEFITS
-------------------

The following table illustrates the maximum annual benefits payable in 2001 under the life annuity option of the Corporation's pension plan, in which Messrs. Gurgovits, Rundorff and Waters participate, and the Basic Retirement Plan (more fully described below) upon normal retirement at age 62. Mr. Tice and Mr. Hale do not participate in the same Corporation pension plans as Messrs. Gurgovits, Rundorff and Waters, but do participate in the Basic Retirement Plan. Messrs. Tice and Hale also participate in the F.N.B. Corporation Salary Savings Plan and Executive Management Supplemental Retirement Plan. The estimated annual pension payments shown in the chart below are reasonable representations of the total benefits under the Basic Retirement Plan, the F.N.B. Corporation Salary Savings Plan, the portion of the Executive Management Supplemental Retirement Plan related to pension benefits and social security.

======================================================================================================================
                                              ESTIMATED ANNUAL PENSION PAYMENTS
----------------------------------------------------------------------------------------------------------------------
        Average Annual Earnings                 Years of Service
       for Five Years Preceding
             Retirement              --------------------------------------------------------------------------------
                                             10                 15                   20             25 or More
---------------------------------------------------------------------------------------------------------------------
               $200,000                  $ 81,555            $ 95,150             $108,744           $122,339
               $225,000                  $ 99,055            $112,650             $126,244           $139,839
               $250,000                  $116,555            $130,150             $143,744           $157,339
               $275,000                  $134,055            $147,650             $161,244           $174,839
               $300,000                  $151,555            $165,150             $178,744           $192,339
               $325,000                  $169,055            $182,650             $196,244           $209,839
               $350,000                  $186,555            $200,150             $213,744           $227,339
               $375,000                  $204,055            $217,650             $231,244           $244,839
               $400,000                  $221,555            $235,150             $248,744           $262,339
               $500,000                  $291,555            $305,150             $318,744           $332,339
               $600,000                  $361,555            $375,150             $388,744           $402,339
=====================================================================================================================

The retirement benefit for each employee covered by the pension plan is a monthly benefit in the form of a Five Year Certain and Life annuity, equal to 1.2% of Final Average Earnings plus .5% of Final Average Earnings in excess of the employee's Covered Compensation (as defined by Section 401(l)(5)(E) of the Internal Revenue Code) times Years of Service, not to exceed twenty-five (25) years. The Final Average Earnings figure is calculated using the highest 60 consecutive months of earnings of the last 120 months of service as an employee. The benefits listed above are not subject to deduction for Social Security.

Compensation included for computation of benefits is base salary as indicated in the Summary Compensation Table. As of December 31, 2001, credited years of service under the plan were as follows: Mr. Gurgovits, 40 years; Mr. Rundorff, 11 years; and Mr. Waters, 7 years.

BASIC RETIREMENT PLAN
---------------------
The Basic Retirement Plan (the "BRP") is an unfunded plan providing supplemental retirement benefits to those officers of the Corporation and its subsidiaries who are designated by the Board of Directors of the Corporation (the "Board"). The basic benefits under the BRP, payable when a participant retires at or after the normal retirement date under his employer's defined benefit or defined contribution plan ("Primary Qualified Plan"), is a monthly benefit equal to either 50%, 60% or 70% (as determined by the Board) of the participant's highest average monthly cash compensation during any five consecutive calendar years within the last ten calendar years of employment. This amount is reduced by the monthly benefit to which the participant would be entitled under Social Security at normal retirement under the Primary Qualified Plan in which he participates and (to the extent the benefit relates to employer contributions other than matching contributions) under other benefit plans designated by the Board. The benefit also includes credits equal to matching stock contributions which certain participants were prevented from receiving pursuant to the Corporation's 401(k) Plan due to limits imposed by the Internal Revenue Code.

The BRP contains provisions for reducing the basic benefit described above if the participant retires before his normal retirement age but on or after the early retirement date permitted by the Primary Qualified Plan. The participant's rights to benefits under the BRP vest pursuant to a schedule set forth in the BRP which takes into account years of participation in the BRP and years of credited service under the participant's Primary Qualified Plan. A participant automatically becomes 100% vested if he is employed with the Corporation or a subsidiary on his normal retirement date, if a "change in control" (as defined in the BRP) occurs, or in the event of his death or total and permanent disability. Benefits are forfeited in the event a participant's employment is terminated for cause or if the participant retires before the early retirement date provided in his Primary Qualified Plan.

EMPLOYMENT AGREEMENTS
---------------------
The Corporation has entered into employment agreements with Messrs. Tice, Gurgovits, Rundorff, Waters and Hale. Under these agreements, each executive receives an annual base salary that is subject to periodic increases at the discretion of the Corporation's Board of Directors. At December 31, 2001, these annual base salaries were $460,000 for Mr. Tice; $355,008 for Mr. Gurgovits; $263,000 for Mr. Hale; $238,008 for Mr. Rundorff; and $227,004 for Mr. Waters.

Each of the executives is entitled to receive all other benefits approved by the Board of Directors and made available to senior executive officers of the Corporation. In addition, the Corporation has agreed to pay the premiums on split-dollar life insurance policies with aggregate death benefits of $2,610,000 for Mr. Tice and $811,000 for Mr. Gurgovits.

The employment agreement of each of Messrs. Tice and Gurgovits has a term of five years, while the employment agreement of each of Messrs. Hale, Rundorff and Waters has a term of three years. Each of the agreements renews automatically each year for one additional year; provided, however, that the term of agreements will not extend beyond the year in which the executive reaches the age of 65 in the cases of Messrs. Gurgovits and Tice.

In the event the employment of any of the executives is terminated without cause, the executive is entitled to receive his base salary then in effect through the end of the term of the Agreement. Upon a change in control of the Corporation, Messrs. Tice, Gurgovits and Hale would each be entitled to receive an amount equal to approximately three times his base salary then in effect, and Messrs. Rundorff and Waters would be entitled receive an amount equal to twice his base salary then in effect. In addition, Mr. Tice would also be entitled to receive an amount equal to three times the highest bonus paid to him in the three-year period prior to the change of control, and the Corporation would be required to pay the premiums on his split-dollar life insurance policy and maintain his benefits coverage for up to 36 months from the date of the change of control.

Each of the employment agreements contains a confidentiality provision and a covenant not to compete for a term of up to three years following the date of termination. In addition, the employment agreements of Messrs. Gurgovits, Tice and Hale contain covenants not to solicit any of the Corporation's executives or employees for a period of up to two years following the date of termination.

TERMINATION OF EMPLOYMENT CONTINUATION AGREEMENT WITH PETER MORTENSEN
---------------------------------------------------------------------
The Corporation and Peter Mortensen, the present Chairman of the Board and former Chief Executive Officer of the Corporation, have agreed to the buy-out and cancellation of an agreement pursuant to which Mr. Mortensen had agreed to serve as an internal advisor to the Corporation during a period beginning on January 1, 2001 and ending not later than December 31, 2007. Under that agreement, Mr. Mortensen was entitled to receive annual compensation in an amount equal to one-half of the amount of his salary during 2000, the last year during which he served as the Corporation's Chief Executive Officer, and certain other benefits. Mr. Mortensen received $280,000 in salary during 2001 pursuant to this agreement. In consideration of the termination of the agreement, and in lieu of the payment of any bonus to Mr. Mortensen for 2001, the Corporation paid $3,166,982 on January 24, 2002, to a trust of which Mr. Mortensen is the beneficiary and awarded 156,800 stock options to Mr. Mortensen at an exercise price of $26.90. The Corporation will also provide certain benefits to Mr. Mortensen until his 72nd birthday, including medical and dental benefits, use of corporate office space and corporate transportation and reimbursement of customary business expenses. The buy-out agreement was approved by the Corporation's Compensation Committee and ratified by the Corporation's Board. Mr. Mortensen continues to serve as the Chairman of the Corporation and is entitled to receive all usual and customary fees for his service as a director of the Corporation.

                            STOCK PERFORMANCE GRAPH
                            -----------------------

The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock (O) to the Nasdaq Composite Index (|X|), the Nasdaq Bank Index (o) and the Russell 2000 Index (X). Beginning with the 2002 Proxy, the Corporation will no longer use the Nasdaq Composite Index (|X|) in future stock performance graphs. The Corporation believes the Russell 2000 Index (X)(in which the Corporation stock is included) offers a more appropriate comparative basis of performance than does the Nasdaq Composite Index (|X|). This stock performance graph assumes $100 was invested on December 31, 1996, and the cumulative return is measured as of each subsequent fiscal year end.


                 F.N.B. CORPORATION FIVE-YEAR STOCK PERFORMANCE
                TOTAL RETURN, INCLUDING STOCK AND CASH DIVIDENDS



                               [GRAPHIC OMITTED]



                                                          Period Ending
                           --------------------------------------------------------------------------
INDEX                      12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/312000   12/31/2001
-----------------------------------------------------------------------------------------------------
FNB Corporation              100.00       175.64       141.64       120.46       123.69      168.13
Nasdaq - Total US            100.00       122.48       172.68       320.89       193.01      153.15
Nasdaq Bank Index            100.00       167.41       166.33       159.89       182.38      197.44
Russell 2000                 100.00       122.36       119.25       144.60       140.23      143.71

                   SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS
                   ------------------------------------------

To the Corporation's knowledge, no shareholder owns in excess of 5% of the issued and outstanding shares of the Corporation's Common Stock. The following table sets forth certain information concerning persons known to the Corporation to be the beneficial owner of 5% or more of the outstanding Series A Preferred Stock as of February 25, 2002.

====================================================================================================

                                                Shares            Percent of Outstanding Series A
        Name and Address                   Beneficially Owned   Preferred Stock Beneficially Owned
===================================================================================================
Hilton G. Klein                                     1,080                      5.6
122 Hilton Drive
New Brighton, PA   15066-3510

Joan H. Klein                                       1,080                      5.6
122 Hilton Drive
New Brighton, PA   15066-3510
===================================================================================================

                              INDEPENDENT AUDITORS
                              --------------------

Ernst & Young LLP served as independent auditors of the Corporation for the fiscal year ended December 31, 2001 and has been selected by the Board of Directors to serve as independent auditors of the Corporation for the fiscal year ending December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

AUDIT FEES. Fees for professional services rendered by Ernst Young LLP for the audit of the Corporation's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in the Corporation's Reports on Form 10-Q during 2001, were $246,830.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2001, Ernst & Young LLP did not perform any services with regard to financial information systems design and implementation.

ALL OTHER FEES. The aggregate fees for all other services provided by Ernst & Young LLP during 2001 were $546,230, including audit related services of $495,450 and non-audit services of $50,780. Audit related services include fees for merger and acquisition activity, employee benefit plan audits, consents, and accounting consultations. Non-audit services consisted principally of various tax related services and advice.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP to the Corporation is compatible with maintaining such firm's independence. See also "Report of Audit Committee".

                           ANNUAL REPORT ON FORM 10-K
                           --------------------------

Upon written request to the undersigned secretary of the Corporation (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Corporation will furnish to such shareholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto.

                             ADDITIONAL INFORMATION
                             ----------------------

The Corporation knows of no other matters which will be presented to shareholders for action at the Annual Meeting. However, if other matters are presented which are proper subjects for action by shareholders, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with their judgment upon such matters.

Solicitation of proxies will be made by employees of the Corporation, and the cost will be borne by the Corporation. Proxies will be solicited by mail and, in limited instances, by telephone, telegraph and personal interview. The Corporation will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their costs incurred in forwarding such materials.

                              SHAREHOLDER PROPOSALS
                              ---------------------
The Corporation's Bylaws provide that no proposals submitted by a shareholder of the Corporation for consideration at the Annual Meeting will be considered unless the Secretary of the Corporation has received written notice of the matter proposed to be presented from the shareholder on or prior to the date which is 120 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of the shareholders. Accordingly, any shareholder proposal must be submitted to the Corporation by November 25, 2002, to be considered for the 2003 Annual Meeting of Shareholders. In accordance with SEC Rule 14a-4(c) under the Securities Exchange Act of 1934, proxy holders will have discretionary authority to vote in accordance with their judgment upon any proposal which is not timely received by the Corporation or which does not otherwise comply with applicable SEC rules, including Rule 14a-4(c).


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           David B. Mogle, Secretary

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
                                             ---



ELECTION OF DIRECTORS:

FOR THE TERM OF THREE YEARS:                                   FOR                  WITHHOLD
James S. Lindsay, Edward J. Mace,                       all nominees listed     authority to vote    I(We) will attend the meeting.
Peter Mortensen, Gary L. Tice, Earl K. Wahl, Jr.        (except as marked to    for all nominees
FOR THE TERM OF TWO YEARS:                               the contrary below)         listed               Yes      No
Harry F. Radcliffe                                             [  ]                   [   ]               [  ]     [  ]
FOR THE TERM OF ONE YEAR:
G. Scott Baton, Alan C. Bomstein

INSTRUCTION: To withhold authority to vote your shares for any individual nominee, write that nominee's name here:


----------------------------------------------------------
Your shares will be voted for the election of each nominee
whose name is not written in the space above.

                                                                   In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

                                                                   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED
                                                                   HEREBY BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS
                                                                   MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES
                                                                   FOR DIRECTOR.

                                                                   PLEASE DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE
                                                                   ENCLOSED ENVELOPE.


                                                                                         Daytime Phone:____________________________

Signatures(s): ____________________________________Signature(s)________________________________________Date:_______________________

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, etc., or as officer of a corporation, please give your full title(s) as such. For joint accounts, each joint owner must sign.

                                                 FOLD AND DETACH HERE



Dear Shareholder:

F.N.B. Corporation offers a Dividend Reinvestment and Direct Stock Purchase Plan for its shareholders.

This plan provides features such as safekeeping to eliminate the risk of loss, theft or destruction of stock certificates; automatic dividend reinvestment and purchase of additional common shares without a broker fee.

All of these convenient features are at no cost to you.

If you wish to participate in this Plan, a Prospectus and enrollment form may be obtained by calling F.N.B. Shareholder Services at 888-441-4FNB (4362).



                                                 Sincerely,

                                                 F.N.B. Corporation




    The Board of Directors recommends a vote FOR the Election of Directors.